Exhibit 4.1

DESCRIPTION OF COMMON STOCK

General

ArcBest Corporation (“ArcBest,” “we,” “us,” or “our”) is incorporated in the state of Delaware. The rights of ArcBest’s stockholders are generally covered by Delaware law and our Third Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Eighth Amended and Restated Bylaws (“Bylaws”) (each as amended and restated in effect as of the date hereof). The terms of our common stock are therefore subject to Delaware law, including the Delaware General Corporation Law (the “DGCL”), and the common and constitutional law of Delaware.

This exhibit describes the general terms of our common stock. This is a summary and does not purport to be complete. Our Certificate of Incorporation and Bylaws as they exist on the date of this Annual Report on Form 10-K are incorporated by reference or filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and amendments or restatements of each will be filed with the Securities and Exchange Commission (the “SEC”) in future periodic or current reports in accordance with the rules of the SEC. You are encouraged to read those documents.

For more detailed information about the rights of our common stock, you should refer to our Certificate of Incorporation, Bylaws and the applicable provisions of Delaware law, including the DGCL.

Authorized Capital Stock

Our authorized capital stock is 80,000,000 shares. Those shares consist of: (1) 10,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding; and (2) 70,000,000 shares of common stock, par value $0.01 per share.

Common Stock

Dividends

Subject to the rights of any then outstanding shares of preferred stock that we may issue, the holders of our common stock may receive such dividends as our board of directors (“Board”) may declare in its discretion out of legally available funds.

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable. Any additional shares of common stock that we issue will also be fully paid and non-assessable.

Voting Rights

Subject to any special voting rights of any series of preferred stock that we may issue in the future, the holders of our common stock may vote one vote for each share held in the election of directors and on all other matters voted upon by our stockholders. Under our Bylaws, unless otherwise required by our Certificate of Incorporation, our Bylaws or Delaware law, action by our stockholders is taken by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote.

Other Rights

We will notify common stockholders of any stockholders’ meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, holders of our common stock will share equally in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. The holders of common stock have no preemptive rights to purchase shares of our common stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.

Preferred Stock

Our Board can, without approval of our stockholders, issue one or more series of preferred stock. Subject to the provisions of our Certificate of Incorporation and limitations prescribed by law, our Board may adopt resolutions to issue the shares of preferred stock, to fix the number of shares, and to change the number of shares constituting any series and establish the voting powers, designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of preferred stock, in each case without any further action or vote by our stockholders. Under certain circumstances, preferred stock could restrict dividend payments to holders of our common stock. No shares of our preferred stock are currently outstanding. The preferred stock will, when issued, be fully paid and non-assessable.

Undesignated or “blank check” preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock or any existing preferred stock. For example, any preferred stock issued may rank prior to our common stock or any existing preferred stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock or any existing preferred stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Anti-Takeover Provisions

Certain provisions in our Certificate of Incorporation and Bylaws may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board rather than pursue non-negotiated takeover attempts.

Blank Check Preferred Stock

As discussed herein, our Certificate of Incorporation authorizes the issuance of blank check preferred stock from time to time in one or more series. The Board can set the powers, voting powers, designations, preferences and relative, participating, optional or other rights, if any, of each series of preferred stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the Board opposes.

Business Combinations Under the DGCL

We are a Delaware corporation and are subject to Section 203 of the DGCL. Section 203 prevents a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of our outstanding voting stock (an “interested stockholder”) from engaging in certain business combinations with us for three years following the date that the interested stockholder became an interested stockholder. These restrictions do not apply if:

●	before the person became an interested stockholder, our Board approved either the business combination or the transaction in which the interested stockholder became an interested stockholder;
●	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or
●	at or subsequent to such time the interested stockholder became an interested stockholder, the business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include (1) any merger or consolidation involving the corporation or any majority-owned subsidiary of the corporation and an interested stockholder; (2) any sale, lease, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or any majority-owned subsidiary of the corporation of any stock of the corporation or such subsidiary to an interested stockholder; (4) any transaction involving the corporation or any majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or any such subsidiary beneficially owned by the interested stockholder; or (5) the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary of the corporation.

Choice of Forum

Our Bylaws provide that unless ArcBest consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of ArcBest, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of ArcBest to ArcBest or ArcBest’s stockholders, (iii) any action asserting a claim against ArcBest or any director or officer or other employee of ArcBest arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against ArcBest or any director or officer or other employee of ArcBest governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have jurisdiction, a state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware.

Special Certificate of Incorporation and Bylaw Provisions

Election of Directors; Resignation Policy

Our Bylaws provide that each director in an uncontested election shall be elected by a vote of the majority of the votes cast with respect to that director’s election at the meeting at which a quorum is present. In a contested election, the directors shall be elected by a plurality of the votes cast at the meeting at which a quorum is present. Holders of common stock may not cumulate their votes in the elections of directors.

Any nominee who is an incumbent director and receives a greater number of “against” votes than “for” votes in an uncontested election shall tender to the Board his or her resignation as a director promptly following the certification of the election results. The Nominating/Corporate Governance Committee will consider any resignation tendered under this policy and recommend to the Board whether to accept or reject it, and the Board will act on such resignation within 90 days following the certification of the election results. The director who failed to be elected as such by a majority of votes cast shall not vote with respect to the recommendation of the Nominating/Corporate Governance Committee or the decision of the Board with respect to whether or not to accept his or her resignation.

Advance Notice Requirements

Our Bylaws contain provisions requiring that advance notice be delivered to the secretary of ArcBest of any business to be brought by a stockholder before an annual or special meeting of stockholders, including the nomination and election of directors. Generally, such advance notice provisions provide that the stockholder must give written notice to the secretary of ArcBest not earlier than 120 days and not later than 90 days prior to the first anniversary date of the annual meeting for the preceding year in the case of an annual meeting and not later than the close of business on the tenth day following the first day on which the date of the special meeting is publicly announced in the case of a special meeting. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in our Bylaws. Such requirement is in addition to those set forth in the regulations adopted by the SEC under the Securities Exchange Act of 1934.

Proxy Access Nominations

Our Bylaws also grant stockholders a “proxy access” right, which permits a stockholder (or a group of up to 20 stockholders) owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees, subject to the eligibility, procedural and disclosure requirements set forth in the Bylaws. The maximum number of director nominees nominated by all eligible stockholders that will be included in the Company’s proxy materials is the greater of two or 25% of the Board.

Board Composition and Filling Vacancies

Our Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board. Each director shall hold office for the term for which that individual is elected and thereafter until that individual’s successor is elected or until such individual’s earlier death, resignation, retirement, disqualification or removal. In the event of a vacancy of the Board, the remaining directors exclusively, by vote of a majority thereof, have the right to fill the vacancy.

Actions by Stockholders

No Written Consent of Stockholders.  Our Certificate of Incorporation provides that any action required or permitted to be taken by stockholders must be taken at an annual or special meeting of such stockholders and may not be taken by any consent in writing of such stockholders.

Special Meetings.  Special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board, by resolution adopted by the affirmative vote of the majority of the Board, or our President, or, if applicable, the Chief Executive Officer.

Amendment.  Our Bylaws may be amended by the affirmative vote of the Board or by the affirmative vote of a majority of the shares of stock issued and outstanding and entitled to vote thereon. Our Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of our outstanding voting stock.

Mergers and Consolidations. A merger or consolidation of ArcBest with or into any other corporation, or the sale or other disposition of all or substantially all of the assets of ArcBest to or with any other corporation, person or other entity, requires the affirmative vote of a majority of our outstanding voting stock.

The foregoing provisions of our Certificate of Incorporation and Bylaws, together with the provisions of Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith.

Limitation of Liability of Directors and Officers

Our Certificate of Incorporation limits the liability of directors and officers to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors and officers will not be personally liable for monetary damages for breach of a director or officer’s fiduciary duty in such capacity, except for liability:

●	for any breach of the director or officer’s duty of loyalty to us or our stockholders;
●	for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;
●	with respect to any director, for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;
●	for any transaction from which the director or officer derived an improper personal benefit; or
●	with respect to any officer, in any action by or in right of us.

The inclusion of this provision in our Certificate of Incorporation may reduce the likelihood of derivative litigation against our directors or officers, and may discourage or deter stockholders or management from bringing a lawsuit against our directors or officers for breach of their duty of care, even though such an action, if successful, might have otherwise benefitted us and our stockholders. Our Certificate of Incorporation and Bylaws provide indemnification to our directors, officers and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of directors and officers under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.

Listing

Our outstanding shares of common stock are listed on The Nasdaq Global Select Market under the symbol “ARCB.”

Transfer Agent and Registrar

Our transfer agent and registrar of the common stock is Equiniti Trust Company, LLC.